Exhibit 99.1

Panbela Provides Business Update and Reports Q1 2022 Financial Results

MINNEAPOLIS – May 12, 2022 - Panbela Therapeutics, Inc. (Nasdaq: PBLA), a clinical stage company developing disruptive therapeutics for the treatment of patients with cancer, today provides a business update and reports financial results for the quarter ended March 31, 2022. Management is hosting an earnings call today at 4:30 p.m. ET.

The first quarter was marked by meaningful progress.

Q1 and Recent Highlights:

●	Agreed to acquire Cancer Prevention Pharmaceuticals, Inc. (CPP). The combined entity would target an estimated $5 billion aggregated market opportunity upon closing.

●	Hosted a virtual R&D Day on the company’s investigational drug, SBP-101, as a polyamine metabolism modulator in ovarian cancer.

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Poster presentation highlighting the results for SBP-101 as a polyamine metabolism modulator in ovarian cancer at the American Association for Cancer Research (AACR) in April 2022. The work reflects the company’s ongoing collaboration with Johns Hopkins University School of Medicine.

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Initiated our ASPIRE trial - a global, randomized, double-blind, placebo controlled clinical trial of SBP-101 in combination with Gemcitabine and Nab-Paclitaxel versus Gemcitabine, Nab-paclitaxel and placebo in patients with untreated metastatic pancreatic ductal adenocarcinoma.

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Announced a new development program in ovarian cancer expected to start in the first half 2022 as the result of positive preclinical data supporting the activity of SBP-101 in ovarian cancer cell lines.

●	Poster presentation of abstract for SBP-101 at the American Society of Clinical Oncology (ASCO) Gastrointestinal Cancers Symposium in January 2022.

●	Median overall survival of 12.53 months for the phase 1 first line metastatic pancreatic trial was reached shortly after the January poster presentation.

“Q1 and year to date have represented a transformational time of value creation for Panbela. During the quarter, we signed a definitive agreement to acquire CPP, presented ovarian cancer data at AACR and initiated our global randomized trial in pancreatic cancer,” said Jennifer K. Simpson, PhD, MSN, CRNP, President & Chief Executive Officer of Panbela. “Through the pending acquisition and organic execution, Panbela is better positioned to be able to treat more patients, and drive shareholder value.”

Milestones:

We announced:

●	The ASCO GI poster presentation in January, and

●	The research day to review the ovarian cancer data and ovarian cancer treatment standards.

Additionally in the first half, we anticipate:

●	First patient enrolled in our ASPIRE trial as well as expansion outside the US.

●	Satisfaction of conditions and closing of the CPP acquisition.

●	Final data from our Phase I untreated metastatic pancreatic cancer study.

●	Initiation of the ovarian cancer clinical program for SBP-101 mid-year.

In addition, during the second half of 2022, we expect to announce the opening of a neoadjuvant pancreatic cancer investigator initiated trial. Subject to closing the CPP transaction, we anticipate announcing additional milestones for 2022 that will reflect the increased flow of planned development activity and data.

First Quarter ended March 31, 2022 Financial Results

General and administrative expenses were $1.8 million in the first quarter of 2022, compared to $1.1 million in the first quarter of 2021. The change is due primarily to expenses, including legal and financial advisory fees, associated with the acquisition of CPP.

Research and development expenses were $2.2 million in the first quarter of 2022, compared to $1.1 million in the first quarter of 2021. The change is due primarily to an increase in spending on our clinical studies as we launched the global ASPIRE clinical trial.

Net loss in the first quarter of 2022 was $3.7 million, or $0.27 per diluted share, compared to a net loss of $2.3 million, or $0.23 per diluted share, in the first quarter of 2021.

Total cash was $7.4 million as of March 31, 2022. Total current assets were $7.9 million and current liabilities were $4.5 million as of the same date. Also at March 31, 2022, total noncurrent assets, consisting of cash deposits held by our contract research organization, were $3.2 million. The company had no debt as of March 31, 2022.

Conference Call Information

To participate in this event, dial approximately 5 to 10 minutes before the beginning of the call.

Date: May 12, 2022
Time: 4:30 PM Eastern Time
Toll Free: 888-506-0062; Access Code: 824126
International: 973-528-0011; Access Code: 824126

The call will also be available over the Internet and accessible at: https://www.webcaster4.com/Webcast/Page/2556/45171

Conference Call Replay Information

Toll Free: 877-481-4010
International: 919-882-2331
Replay Passcode: 44452

Webcast replay available until May 26, 2022: https://www.webcaster4.com/Webcast/Page/2556/45171

About: SBP-101
SBP-101 is a proprietary polyamine analogue designed to induce polyamine metabolic inhibition (PMI) by exploiting an observed high affinity of the compound for pancreatic ductal adenocarcinoma, ovarian cancer and other tumors. The molecule has shown signals of tumor growth inhibition in clinical studies of US and Australian metastatic pancreatic cancer patients, demonstrating a median overall survival (OS) of 12.53 months, which is now final, and an objective response rate (ORR) of 48%, both exceeding what is seen typically with the standard of care of gemcitabine + nab-paclitaxel suggesting potential complementary activity with the existing FDA-approved standard chemotherapy regimen. In data evaluated from clinical studies to date, SBP-101 has not shown exacerbation of bone marrow suppression and peripheral neuropathy, which can be chemotherapy-related adverse events. Serious visual adverse events have been evaluated and patients with a history of retinopathy or at risk of retinal detachment will be excluded from future SBP-101 studies. The safety data and PMI profile observed in the current Panbela sponsored clinical trial provides support for continued evaluation of SBP-101 in a randomized clinical trial. For more information, please visit https://clinicaltrials.gov/ct2/show/NCT03412799 .

About Panbela
Panbela Therapeutics, Inc. is a clinical-stage biopharmaceutical company developing disruptive therapeutics for patients with urgent unmet medical needs. The company’s initial product candidate, SBP-101, is for the treatment of patients with metastatic pancreatic ductal adenocarcinoma, the most common type of pancreatic cancer. Panbela Therapeutics, Inc. is dedicated to treating patients with pancreatic cancer, ovarian cancer, and exploring SBP-101’s potential for efficacy in combination with other agents in other cancer indications. Further information can be found at www.panbela.com. Panbela Therapeutics, Inc. common stock is listed on The Nasdaq Stock Market LLC under the symbol PBLA.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements,” including within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “believe,” “could,” “expect,” “feel,” “intend,” “may,” “plan,” “positioned,“ “scheduled,” and “will.” Examples of forward-looking statements include statements we make regarding our potential expanded pipeline and upcoming milestones. All statements other than statements of historical fact are statements that should be deemed forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially and adversely from the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: (i) risks related to the consummation of the mergers, including the risks that (a) the mergers may not be consummated within the anticipated time period, or at all, (b) failure of our stockholders to approve the issuance of shares contemplated by the merger agreement, (c) other conditions to the consummation of the mergers under the merger agreement may not be satisfied, and (d) the significant limitations on remedies contained in the merger agreement may limit or entirely prevent Panbela from specifically enforcing CPP’s obligations under the merger agreement or recovering damages for any breach; (ii) approval of the combined company’s application to list its shares on Nasdaq; (iii) no assurance that future developments affecting CPP will occur as anticipated; (iv) the effects that any termination of the merger agreement may have on Panbela or its business, including risk that the price of Panbela common stock may decline significantly if the mergers are not completed; (v) the effects that the announcement or pendency of the mergers may have on Panbela and its operations, including the risks that as a result (a) operating results or stock price of Panbela may suffer, (b) its current plans and operations may be disrupted, (c) the ability of Panbela to retain or recruit key employees may be adversely affected, (d) its business relationships (including, clinicians, CROs and suppliers) may be adversely affected, or (e) management and employee attention may be diverted from other important matters; (vi) the effect of limitations that the merger agreement places on Panbela’s ability to operate its business or engage in other transactions during the pendency of the transaction; (vii) the nature, cost and outcome of future litigation and other legal proceedings, including any such proceedings relating to the transactions and instituted against Panbela and others; (viii) the risk that the transaction may involve unexpected costs, liabilities or delays; (ix) other economic, business, competitive, legal, regulatory, and/or tax factors; (x) our ability and the combined company’s ability to obtain additional funding to complete clinical trials; (xi) progress and success of our Phase 1 clinical trial; (xii) the impact of the current COVID-19 pandemic on our ability to complete monitoring and reporting in our current clinical trial and procure the active ingredient; (xiii) our ability to demonstrate the safety and effectiveness of our SBP-101 product candidate; (xiv) our ability to obtain regulatory approvals for our SBP-101 product candidate in the United States, the European Union or other international markets; (xv) the market acceptance and level of future sales of our SBP-101 product candidate; (xvi) the cost and delays in product development that may result from changes in regulatory oversight applicable to our SBP-101 product candidate; (xvii) the rate of progress in establishing reimbursement arrangements with third-party payors; (xviii) the effect of competing technological and market developments; (xix) the costs involved in filing and prosecuting patent applications and enforcing or defending patent claims; and (xx) such other factors as discussed in Part I, Item 1A under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, any additional risks presented in our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Any forward-looking statement made by us in this press release is based on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement or reasons why actual results would differ from those anticipated in any such forward-looking statement, whether written or oral, whether as a result of new information, future developments or otherwise.

Contact Information:

Investors:
James Carbonara
Hayden IR
(646) 755-7412
james@haydenir.com

Media:
Tammy Groene
Panbela Therapeutics, Inc.
(952) 479-1196 ext. 170
IR@panbela.com

Panbela Therapeutics, Inc.

Consolidated Statements of Operations and Comprehensive Loss (unaudited)

(In thousands, except share and per share amounts)

	Three months ended March 31,
	2022	2021	Percent Change
Operating expenses:
General and administrative	$1,796	$1,149	56.3%
Research and development	2,208	1,099	100.9%
Operating loss	(4,004)	(2,248)	78.1%

Other income (expense):
Interest income	1	-	-
Interest expense	(3)	(3)	0.0%
Other income (expense)	311	(122)	-354.9%
Total other income (expense)	309	(125)	-347.2%

Loss before income tax benefit	(3,695)	(2,373)	55.7%

Income tax benefit	29	116	-75.0%

Net loss	(3,666)	(2,257)	62.4%
Foreign currency translation adjustment	(299)	99	-402.0%
Comprehensive Loss	$(3,965)	$(2,158)	83.7%

Basic and diluted net loss per share	$(0.27)	$(0.23)	17.4%
Weighted average shares outstanding - basic and diluted	13,445,732	9,887,578	36.0%

Panbela Therapeutics, Inc.

Consolidated Balance Sheets (unaudited)

(In thousands, except share amounts)

	March 31, 2022	December 31, 2021
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$7,386	$11,867
Prepaid expenses and other current assets	182	91
Income tax receivable	365	321
Total current assets	7,933	12,279
Deposits held for clinical trial costs	3,155	593
Total assets	$11,088	$12,872

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,986	$640
Accrued expenses	521	2,020
Total current liabilities	4,507	2,660

Stockholders' equity:
Preferred stock, $0.001 par value; 10,000,000 authorized; no shares issued or outstanding as of March 31, 2022 and December 31, 2021	-	-
Common stock, $0.001 par value; 100,000,000 authorized; 13,449,117 and 13,443,722 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	13	13
Additional paid-in capital	66,561	66,227
Accumulated deficit	(59,827)	(56,161)
Accumulated comprehensive (loss) income	(166)	133
Total stockholders' equity	6,581	10,212
Total liabilities and stockholders' equity	$11,088	$12,872

Panbela Therapeutics, Inc.

Consolidated Statements of Cash Flows (unaudited)

(In thousands)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(3,666)	$(2,257)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	334	252
Changes in operating assets and liabilities:
Income tax receivable	(33)	(113)
Prepaid expenses and other current assets	(89)	100
Deposits held for clinical trial costs	(2,561)	-
Accounts payable	3,030	334
Accrued liabilities	(1,498)	(281)
Net cash used in operating activities	(4,483)	(1,965)
Cash flows from financing activities:
Proceeds from exercise of stock purchase warrants	-	1,042
Net cash provided by financing activities	-	1,042

Effect of exchange rate changes on cash	2	(1)

Net change in cash	(4,481)	(924)
Cash and cash equivalents at beginning of period	11,867	9,022
Cash and cash equivalents at end of period	$7,386	$8,098

Supplemental disclosure of cash flow information:
Cash paid during period for interest	$3	$3